EXHIBIT 99.1

PRESS RELEASE
October 25, 2006
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market - “FFSX”) reported net earnings of $967,000, or basic and diluted earnings per share of $0.29 each, for the three months ended September 30, 2006. This represents an increase of $142,000, or 17.2%, over earnings of $825,000, or basic and diluted earnings per share of $0.24 each, for the three months ended September 30, 2005.

Discussion of Operating Results for the Three Months Ended September 30, 2006

Net interest income totaled $4.1 million and $4.2 million, respectively, for the three months ended September 30, 2006 and 2005. During the three months ended September 30, 2006, the cost of interest-bearing liabilities continued to increase more rapidly than yields on interest-earning assets resulting in a decrease of 19 basis points in the interest rate spread to 2.65% for the three months ended September 30, 2006 from 2.84% for the three months ended September 30, 2005. The cost of interest-bearing liabilities increased by 81 basis points to 3.73% for the three months ended September 30, 2006 from 2.92% for the three months ended September 30, 2005 while the yield on interest-earning assets increased by 62 basis points to 6.38% for the three months ended September 30, 2006 from 5.76% for the three months ended September 30, 2005. Largely offsetting the decrease in the interest rate spread was an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased by $9.0 million, or 1.7%, for the three months ended September 30, 2006 as compared to the three months ended September 30, 2005. The increase in the average balance of interest-earning assets for the three months ended September 30, 2006 was primarily due to an increase of $14.2 million in the average balance of loans that was partially offset by a $6.2 million decrease in the average balance of investment securities. This change in the mix of interest-earning assets also contributed to the increase in the yield on interest-earning assets in the current-year period. The average balance of interest-bearing liabilities increased by $11.0 million, or 2.4%, to $474.1 million for the three months ended September 30, 2006, due to a $26.2 million increase in the average balance of deposits, partially offset by a $15.2 million decrease in the average balance of borrowings.

329 Pierce Street ● P.O. Box 879 ● Siox City IA 51102 ● 712-277-0200

Provision for loan loss expense decreased to $100,000 for the three months ended September 30, 2006 from $240,000 for the three months ended September 30, 2005. The loss provision for the three months ended September 30, 2006 was primarily related to an allowance established against loans to a small steel construction contractor that ceased operations during the period. During the same quarter of the prior year the loss provision was primarily due to allowances on loans to a motel operator whose parent company filed for bankruptcy and on loans to a small restaurant owner and to a local retail shop that had ceased operations. Non-performing loans increased to $8.6 million at September 30, 2006 from $6.5 million at June 30, 2006. During the three months ended September 30, 2006, a $1.2 million loan classified as “substandard”, which management believes to be adequately secured, was placed on nonaccrual due to uncertainty related to the recent maturity of the note. In addition, loans totaling $900,000 to a start-up manufacturing company that has experienced recent cash flow problems were placed on nonaccrual during the three months ended September 30, 2006.

Non-interest income increased to $1.7 million for the three months ended September 30, 2006 from $1.5 million for the three months ended September 30, 2005, due in part to a gain of $40,000 on the sale of real estate held for development for the current-year period. During the same period of the prior year the Company’s real estate development subsidiary completed a previous development project and recorded a loss of $242,000. Partially offsetting the increase in non-interest income related to gains and losses on the sale of real estate held for development was a $49,000 decrease in gain on sale of loans largely due to a 16.6% decrease in the volume of loans originated and sold during the three months ended September 30, 2006 as compared to the same period of the prior year. In addition, service charges on loans decreased by $34,000 for the three months ended September 30, 2006 as compared to the three months ended September 30, 2005 due to decreases in commercial prepayment penalties and service fees related to the Company’s residential and consumer loan portfolios.

Non-interest expense increased by $93,000, or 2.2%, to $4.4 million for the three months ended September 30, 2006 from $4.3 million for the three months ended September 30, 2005. Compensation and benefits expense increased by $95,000, or 3.8%, to $2.6 million for the three months ended September 30, 2006 from $2.5 million for the three months ended September 30, 2005 primarily due to calendar year salary increases. Partly offsetting the increase in salaries and benefits was a decrease in advertising and public relations expense. Advertising and public relations expense decreased by $44,000, or 21.0%, to $168,000 for the three months ended September 30, 2006 from $212,000 for the three months ended September 30, 2005 primarily due to the timing of certain advertising campaigns.

Income before income taxes increased by $188,000, or 16.1%, to $1.4 million for the three months ended September 30, 2006 from $1.2 million for the three months ended September 30, 2005. Income tax expense totaled $390,000 and $344,000, or an effective tax rate of 28.7% and 29.4%, respectively, for the three months ended September 30, 2006 and 2005. The effective tax rate decreased for the current-year period due to an increase in tax exempt interest on loans.

Other Information

In October 2006 the Company consolidated its two banking offices in Newton, Iowa and moved into a newly-constructed facility that will allow it to better serve the Newton community in a state-of-the-art structure including 3 drive-up lanes, drive-up ATM and safe deposit boxes.

Total assets increased by $16.9 million, or 2.9%, to $594.8 million at September 30, 2006 from $577.9 million at September 30, 2005. Book value per share increased to $20.48 at September 30, 2006 from $19.95 at September 30, 2005. Stockholders’ equity to total assets decreased to 11.65% at September 30, 2006 from 12.25% at September 30, 2005 primarily due to the repurchase of 202,000 shares of the Company’s common stock under stock repurchase programs between September 30, 2005 and 2006. The Company had 3,382,988 shares outstanding at September 30, 2006.

The Company’s common stock is traded on the NASDAQ Global Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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